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                                                           EXHIBIT NO. EX-99.m.4

                         THE UBS FUNDS - CLASS A SHARES

                            SHAREHOLDER SERVICES PLAN

          WHEREAS, The UBS Funds ("Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and has fifteen distinct series of shares of beneficial interest ("Series"), which correspond to distinct portfolios and have been designated as UBS Global Equity Fund, UBS Global Bond Fund, UBS Global Allocation Fund, UBS U.S. Large Cap Equity Fund, UBS U.S. Large Cap Value Equity Fund, UBS U.S. Large Cap Growth Fund, UBS U.S. Small Cap Equity Fund, UBS U.S. Small Cap Growth Fund, UBS U.S. Real Estate Equity Fund, UBS U.S. Bond Fund, UBS High Yield Fund, UBS Emerging Markets Debt Fund, UBS International Equity Fund, UBS Emerging Markets Equity Fund and UBS Dynamic Alpha Fund; and

          WHEREAS, UBS Global Asset Management (US) Inc. ("UBS Global AM") serves as Principal Underwriter of the Series and performs or contracts with other intermediaries to perform certain services for existing shareholders of Class A shares;

          NOW, THEREFORE, the Fund hereby adopts this Plan with respect to the Class A shares of the Series in accordance with Rule 12b-1 under the 1940 Act.

          1. Class A shares of the Series will pay to UBS Global AM, as compensation for the provision of services to shareholders of Class A shares, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of such shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals, as the Fund's Board of Trustees ("Board") shall determine.

          2. The service fee received by UBS Global AM is for providing "personal ervice and/or the maintenance of shareholder accounts" as provided for in Section 2830(b)(9) of the NASD Conduct Rules, including expenditures for overhead and other expenses of UBS Global AM, and telephone and other communications expenses relating to the provision of shareholder services. If the NASD amends the definition of "service fee" or adopts a related definition intended to define the same concept, the services provided under the Plan shall be automatically amended, without further action of the parties, to conform to such definition.

          3. This Plan must be approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Board members of the und who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Board Members"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

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          4. This Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3.

          5. UBS Global AM shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to servicing shareholders of Class A shares and the purposes for which such expenditures were made. UBS Global AM shall submit only information regarding amounts expended for servicing shareholder accounts to the Board in support of the service fee payable hereunder.

          6. This Plan may be terminated with respect to the Class A shares at any time by vote of the Board, by vote of a majority of the Independent Board Members, or by vote of a majority of the outstanding voting securities of the Class A shares.

          7. This Plan may not be amended to increase materially the amount of service fee provided for in Paragraph 1 hereof unless such amendment is approved by a majority of the outstanding voting securities of the Class A shares. No material amendment to the Plan shall be made unless approved in the manner provided for initial approval in Paragraph 3 hereof.

          8. The amount of the service fee payable to UBS Global AM is not related directly to expenses incurred by UBS Global AM on behalf of the Series or its Class A shares in providing services to shareholders. Neither the Series nor Class A Shares is obligated reimburse UBS Global AM for such expenses. The service fee set forth in Paragraph 1 hereof will be paid to UBS Global AM until the Plan is terminated or not renewed. If the Plan is terminated or not renewed, any service-related expenses incurred by UBS Global AM in excess of payments of the service fee specified in Paragraph 1 hereof that UBS Global AM has received or accrued through the termination date are the sole responsibility and liability of UBS Global AM, and are not obligations of the Series or Class A shares.

          9. While this Plan is in effect, the selection and nomination of the Board members who are Independent Board Members of the Fund shall be committed to the discretion of the Independent Board Members.

          10. As used in this Plan, the terms "majority of the outstanding voting securities" shall have the same meaning as those terms have in the 1940 Act.

          11. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

          12. The Board members of the Fund and the shareholders of each Series shall not be liable for any obligations of the Fund or any Series under this Plan, and UBS

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Global AM or any other person, in asserting any rights or claims under this
Plan, shall look only to the assets and property of the Fund or such Series in settlement of such right or claim, and not to such Board members or shareholders.

          IN WITNESS WHEREOF, the Fund has executed this Shareholder Services Plan on the day and year set forth below in New York, New York.


          Date: October 29, 2001, as revised April 8, 2002 and ____________ __,
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ATTEST:                                                       THE UBS FUNDS


By:                                                           By: